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Investors:	Media:
Anna Marie Dunlap SVP Investor Relations Corinthian Colleges, Inc. 714-424-2678	Robert Jaffe Pondel Wilkinson, Inc. 310-279-5969

CORINTHIAN COLLEGES NAMES PETER WALLER TO BECOME CHIEF EXECUTIVE;
JACK MASSIMINO WILL TRANSITION TO EXECUTIVE CHAIRMAN

— Matt Ouimet to be Promoted to President, COO —

SANTA ANA, California, April 30, 2009 – As part of a planned management transition, Corinthian Colleges, Inc. (NASDAQ: COCO) today announced changes to the company’s senior executive team that will become effective July 1, 2009.

Peter C. Waller, president and chief operating officer, will become chief executive officer; Jack D. Massimino, chairman and chief executive officer, will assume the role of executive chairman; and Matthew A. Ouimet, executive vice president, operations, will be promoted to president and chief operating officer.

“As our incoming CEO, Peter brings extraordinary energy and focus, as well as more than 25 years of executive level marketing and operations experience at some of the largest and most well-known companies in the world,” Massimino said. “During his three-year tenure as president and chief operating officer of Corinthian, Peter set the agenda for achieving operational excellence. He worked closely with the executive team to re-invigorate enrollment growth, consolidate brands, re-engineer marketing programs and streamline and standardize key business processes throughout the organization.

“Matt joined Corinthian in January of this year and has proven to be an effective executive with sound business acumen. His previous 19 years of executive-level operations experience and leadership skill make him highly qualified to be president and COO.

“These changes will facilitate a smooth management transition and the continuation of the business strategies and goals that have built Corinthian into a leading education company,” Massimino said.

In his new role as executive chairman, Massimino will focus on legislative affairs, industry reputation, acquisitions and board-related matters. He will work closely and collaborate with the management team and board of directors on the company’s strategic plan.

Commenting on his new role, Waller said, “Under Jack’s leadership, Corinthian has made outstanding operational progress, orchestrating an impressive corporate turnaround and developing a sound business strategy. I look forward to his continued advice and counsel, as well as working with our deep and talented senior management team. Together, we will continue on our path of changing students’ lives and creating the best career education company in the world.”

Massimino, 60, has served as Corinthian’s chairman since August 2008 and its chief executive officer since November 2004. He became a member of the company’s board of directors in February 1999. Massimino previously was president and chief executive officer of Talbert Medical Management Corporation. Earlier, he held various senior executive positions with FHP International Corporation, including chief operating officer.

Waller, 54, has been Corinthian’s president and chief operating officer since February 2006. Prior to joining Corinthian, he was an executive partner at ThreeSixty Sourcing Inc., a global consumer product sourcing firm. He previously served as president of Irvine, California-based Taco Bell and held various executive positions with Pepsico, Gillette, and Procter & Gamble.

Ouimet, 51, has held senior executive positions with Starwood Hotels & Resorts Worldwide and Walt Disney Parks and Resorts. As president of Starwood’s Hotel Group, he was responsible for the operations of all owned, managed and franchised properties across the company’s nine brands. At Disney, Ouimet served in a number of roles of increasing responsibility, including president, Disney Cruise Line; president, Disneyland Resort, and senior vice president, new business development.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. More information can be found on Corinthian’s website at http://www.cci.edu.